Exhibit 5.1

April 29, 2022

Xperi Holding Corporation
3025 Orchard Parkway
San Jose, California 95134

RE:	Xperi Holding Corporation Registration Statement on Form S-8 Filed on April 29, 2022

Ladies and Gentlemen:

We have acted as counsel to Xperi Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration by the Company of the offer and sale of (i) an additional 8,800,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) under the Company’s 2020 Equity Incentive Plan, as amended (the “2020 Equity Plan”) and (ii) an additional 6,000,000 shares of Common Stock (collectively with the shares referenced in clause (i), the “Shares”) under the Company’s 2020 Employee Stock Purchase Plan, as amended (the “2020 ESPP”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the 2020 Equity Plan and Plan Amendment to 2020 Equity Plan,  (v) the 2020 ESPP and Plan Amendment to the 2020 ESPP, and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Shares have been duly authorized by the Company and, when issued

Xperi Holding Corporation

April 29, 2022

by the Company in accordance with the provisions of the 2020 Equity Plan and the 2020 ESPP, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP